EXHIBIT 99.1
News Release
Investor Contact:
Erik Aldag, (212) 878-1831

Media Contact:
Rajni Dhanjani, (212) 878-1840

For Immediate Release
November 14, 2022

Erik Aldag Named Chief Financial Officer, Minerals Technologies Inc.

NEW YORK, Nov. 14, 2022 – Minerals Technologies Inc. (NYSE:MTX) (“MTI” or “the Company”) announced today that Erik Aldag, Director, Investor Relations, Financial Planning & Analysis, has been promoted to Sr. Vice President, Finance and Treasury, and Chief Financial Officer succeeding Matthew Garth, who is leaving MTI to pursue another opportunity. Mr. Aldag joined MTI in 2017 as Director, Financial Planning & Analysis and assumed the additional responsibility for Investor Relations in 2020. In his new role, Mr. Aldag will serve as an officer of the company and a member of the executive management committee.

“We are extremely pleased to have Erik step into the role of Chief Financial Officer, where he will leverage his extensive financial expertise and leadership skills to continue building MTI into an even stronger, global specialty minerals company,” said Douglas T. Dietrich, Chairman of the Board and Chief Executive Officer. “Erik has been a close and valued advisor to me and other MTI leaders during his tenure here and I look forward to this new partnership going forward.”

Mr. Aldag has a wide-ranging background in corporate finance, investor relations, financial planning & analysis, business unit finance, corporate accounting, internal audit, global shared services, and plant controllership. He has led finance teams in the U.S. and internationally in companies serving both consumer and industrial markets, as Finance Director of The Chia Co., a global consumer packaged foods supplier, and in various positions at Alcoa Inc. His previous roles included Manager of Operational and Business Analysis at an aerospace rolling mill in the U.K. and Controller of a beverage can sheet operation in Tennessee that generated annual revenues of approximately $800 million.

Mr. Aldag holds a BS in Business Administration from Boston University and an MBA from Columbia University. He is a Certified Public Accountant and a Certified Management Accountant.

About Minerals Technologies Inc.
New York-based Minerals Technologies Inc. (MTI) is a global resource- and technology-based company that develops, produces, and markets a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the consumer products, paper & packaging, foundry, steel, construction, environmental, energy, and polymer industries. The Company reported sales of $1.9 billion in 2021. For further information, please visit our website at www.mineralstech.com. (MTI-G)

###